UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

January 31, 2013

Date of Report (Date of earliest event reported)

lululemon athletica inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33608	20-3842867
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1818 Cornwall Avenue

Vancouver, British Columbia

Canada, V6J 1C7

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (604) 732-6124

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 31, 2013, the Board of Directors of the Company increased the size of the Board of Directors from ten to eleven members and appointed Robert Bensoussan as a Class III director to fill the newly-created vacancy. Mr. Bensoussan will serve as a member of the class of directors whose terms expire at the 2013 Annual Meeting of Stockholders and until such time as his successor is duly elected and qualified, or until his earlier resignation or removal. The Board of Directors has determined that Mr. Bensoussan is “independent” as contemplated by The Nasdaq Stock Market and other governing laws and applicable regulations. Mr. Bensoussan’s compensation for his service as a director will be consistent with that of the Company’s other non-employee directors, as described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 25, 2012, except that prior to the Company’s 2013 Annual Meeting of Stockholders he will receive a pro rata portion of the annual restricted stock grants made to non-employee directors. Mr. Bensoussan will also enter into the standard form indemnification agreement for directors and certain officers (which was previously filed as Exhibit 10.16 to the Company’s Registration Statement on Form S-1 dated July 9, 2007, Registration No. 333-142477).

There is no arrangement or understanding between Mr. Bensoussan and any other person pursuant to which he was selected as a director. There are no relationships between Mr. Bensoussan and the Company or its subsidiaries that would require disclosure pursuant to Item 404(a) of Regulation S-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release entitled “lululemon athletica appoints Robert Bensoussan to its Board of Directors,” issued on February 4, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

lululemon athletica inc.

Dated: February 4, 2013	/s/ JOHN E. CURRIE
John E. Currie Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release entitled “lululemon athletica appoints Robert Bensoussan to its Board of Directors,” issued on February 4, 2013.